Exhibit 11 - Statement re Computation of Per Share Earnings

                           Three Months Ended     Nine Months Ended
                               July 31,                 July 31,
                         1997             1996 1997                1996
Net loss               $ (797,000) $ (406,000) $(2,044,000) $(1,208,000)

Calculation of
  weighted average
  common shares
  outstanding:

Outstanding common
  shares at beginning
  of period            38,113,549  18,485,697   36,543,573  18,910,697

Impact of repurchase
  of Former Chairman
  of the Board and
  CFO's shares                                                (282,299)
Impact of shares
  issued                              254,076                   85,622
Impact of January 31,
  1997 Precision
  Tracking issue                                 1,064,706
Other                      18,600      (6,159)     (12,907)     (4,017)

Total weighted average
  common shares        38,132,149  18,733,614   37,595,372   18,710,003


Primary and Fully
  Diluted Loss
  per Share              $(.02)     $(.02)        $(.05)        $(.06)

NOTE: The weighted average effect of common stock equivalents was anti-dilutive for 1996 and 1997 and, therefore, was not considered in the above calculation.
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